Exhibit 10.2

memo

TO	Jeff Mize

FROM	Chris Moore

RE	International Assignment

DATE	March 16, 2003

We are pleased to confirm your international assignment to Frankfurt, Germany where you will serve as the General Manager/Vice President of Vehicle Applications for Europe.  You will be conducting your responsibilities via extended business trips until mid-summer and then will become a local hire in Germany for a period intended to be less than 365 days (approximately mid-summer 2004).  Your seniority date with the Company (March 5, 2001) will continue through this assignment as it relates to years of service, stock option vesting, PTO benefit and 401k.

You are being promoted for this assignment and your annual salary is $190,000 effective January 20, 2003.  You will continue to participate in the NTC Sales Incentive Plan with a bonus potential of 0 to 35%.  When the Stock Plan Administrator authorizes the next stock option grant, you will receive a new stock option grant commensurate with the vice president level.  We are unable to confirm an effective date for that stock grant.

During your assignment in Europe, you will be entitled to a company car within the established guidelines.  Your salary as a German local hire will be 190,000 Euros with the same bonus potential.  You will be eligible for annual salary increases based on performance, keeping in mind the possibility of salary freezes as determined by the President and CEO.  The Company will bear certain relocation costs associated with your assignment and these are outlined in the attached document (Relocation Assistance Summary – March 2003).  This includes allowances for the sale of your house in California, moving, children’s education, a monthly goods and services differential, and a housing cost differential, as well as certain actual costs, e.g., moving and storage.  Unanticipated costs associated with your relocation including taxes will be evaluated when they occur and at the end of your assignment.  The Company will provide tax preparation assistance for 2003 and 2004.

You understand that the terms of this letter do not imply employment for a specific period and thus your employment is at will; either you or the Company can terminate it at any time, with or without cause.  Relocation consideration, should termination occur during the assignment, is addressed in the attached document.

When your international assignment is completed (estimated to be the summer of 2004), the Company, in its sole discretion, will either reassign you to a comparable position at the vice president level somewhere in the Company, or, in the event that a comparable position is not offered to you and the Company initiates your termination (not including termination for cause), the Company will provide you with the following:  severance pay equal to six (6) months base cash compensation, payable either monthly or as an initial lump sum, a bonus at 35% of your salary for the six months, and continuation of the basic, non-elective medical, dental and vision benefits for a period of six (6) months.  This severance commitment is only applicable for this specific international assignment.

Navigation Technologies Corporation
10400 West Higgins Road Rosemont Illinois 60018-3702 USA
Tel + 847 795 7000 Fax + 1 847 699 6556 www.navtech.com

May 7, 2007

We wish you the best of success in your assignment.

Sincerely,

/s/ Chris Moore	Date:	May 2, 2003

Chris Moore
Vice President - Human Resources

Attachment – Relocation Assistance Summary – March 2003

Agreed to and accepted:

/s/ Jeff Mize	Date:	May 2, 2003
Jeff Mize

Jeff Mize - Relocation Assistance Summary
April 2003

The following outlines the details of the relocation assistance that will be provided for your European Assignment:

Moving and Storage – NT will select and pay the mover for your household goods shipment from your current residence to your new residence in Germany.  In addition, NT will contract with mover for the storage of household goods that will be stored during your assignment.  Allowable expenses include:

•      Cost of packing and moving normal household goods

•      Unloading boxes at the new residence

•      Disposal of empty boxes

NT will NOT pay for shipment of:

•      Boats, Campers or other over-sized vehicles

•      Ammunition or fireworks

•      Swimming pools, hot tubs or spas

•      Any item that requires a special truck or trailer

At the end of your assignment, NT will select and pay for the household goods shipment from your German residence as well as household goods placed in storage at the beginning of your assignment to your new residence in the United States.

House Hunting Trip - In order to expedite the settling-in process, NT will reimburse your spouse and four children for coach travel to the new location while searching for your new home.   Covered expenses include round trip air transportation, reasonable lodging, a meal allowance and appropriate ground transportation.

House Hunting Assistance – NT will provide a local house hunting assistance resource.  This resource will provide assistance in selecting a suitable community, school and other area facilities information, and arrange your house hunting trip itinerary.

Closing Cost Current Home – NT will provide a one-time relocation assistance bonus in the net amount of $70,000, to apply toward the closing cost on your current residence.

Closing Cost Future Home (intended to be in Chicago, Ill) – NT will reimburse you for certain closing costs associated with the purchase of your new home.  The following expenses will qualify for reimbursement:

•                  Attorney’s fees up to a maximum of $500

•                  Loan service, title examination, or recording fees

•                  Title insurance fees

•                  Document stamps or conveyance fees

•                  Taxes on transfer of real estate that are reasonable and customary for that area

•                  Escrow fees

•                  Appraisal, survey and inspection

To obtain reimbursement, you will need to submit a copy of your HUD Statement from the purchase of your new home.

Move Allowance – NT will provide a one-time move allowance bonus in the gross amount of $15,000.  If the housing you secure causes you to exceed this amount based on expenses for kitchen and related household appliances including basic electronic devices and equipment, the Company will reimburse you for actual expenses based on submitted receipts.

Mortgage Rate Differential - In the event that the interest rate of a 30 year fixed mortgage increases above 5.75% at the time of the purchase of your new home, NT will provide a one-time lump sum payment (less applicable taxes) to offset the increase of your first year’s interest.  The payment will be capped at a maximum of seven thousand five hundred dollars ($7,500.00)

Trip Home – In addition to the house hunting trip, NT will provide one trip to the U.S. per calendar year for your family.  Covered expenses include round trip coach air transportation and appropriate ground transportation.

Housing Differential –NT will provide a monthly housing differential equal to the actual cost of your German Residence less your current monthly mortgage payment (principle and interest).

Goods and Services Differential – NT will provide a monthly cost of living allowance in the amount of 700 Euros (gross).  NT will also provide reimbursement for overall incremental expenses (in excess of the monthly allowance) for day-to-day goods and services (e.g., food, laundry, etc).  This differential will be reimbursed at the end of your assignment; a monthly log of expense and receipts for audit purposes must be provided by you to facilitate an assessment.

Health and Welfare Benefits – NT will pay the incremental (your current monthly contribution, less actual private insurance premium) premium cost of commensurate private insurance.

Education Expense – NT will provide reimbursement for your children’s education expenses while in Germany.  Language lessons should be provided for the children at their school; if not, the Company will pay for the incremental cost for language lessons for your children, your wife and you.

Automobile Lease – NT will provide you with one company leased vehicle based on your position.

Duplicate Housing Expenses – In the event that you are unable to sell your current residence prior to moving to Germany, NT will provide reimbursement for duplicate costs associated with the residence having the lowest expenses for up to 120 days.